                                                                    EXHIBIT 23.2


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-70134) and the related Prospectus of Hyseq, Inc. for the registration of 4,561,101 shares of its common stock and to the incorporation by reference therein of our report dated February 2, 2000, with respect to the consolidated balance sheet of Hyseq, Inc. and subsidiaries, as of December 31, 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1999 and 1998, included in its Annual Report on Form 10-K for the year ended December 31, 2000, filed with the Securities and Exchange Commission.


                                          /s/ ERNST & YOUNG LLP

Palo Alto, California
October 8, 2001